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                                                                    EXHIBIT 10.9


                   ADDENDUM TO CONTRACT FOR SALE AND PURCHASE

In reference to Contract dated __________________ between BIGHAM HIDE COMPANY, INC, a Florida corporation, ("Seller") and SOLOMAN LAM and/or Assigns, ("Buyer"), it is further AGREED as FOLLOWS:

1. All land to be acquired for the widening of County Roads, 468, 501, 502, 507, or for any interchange to be constructed for the Florida Turnpike is specifically excluded from this Contract and Seller shall have the sole right and authority to sell or donate said land to the appropriate government entity should that become necessary during the contract period. In that event, all monies from any sale or any condemnation proceeds shall be the sole property of Seller and the legal description and purchase price shall be revised to reflect the deletion of the land sold, condemned, or donated for such projects. If said rights-of-way have not been either donated, condemned, or purchased or agreements for same have not been entered into by Seller by the date this contract is consummated, all such lands shall be conveyed to and shall become the property of the Buyer pursuant to the terms of this contract. Notwithstanding the foregoing, in the event Seller is approached by any condemning authority about acquisition of any right of way, Buyer shall be notified and kept informed of all proceedings in connection therewith and shall be allowed to participate in any negotiations therefore. All decisions regarding the acquisition shall be made by Seller in its sole discretion until the time Buyer shall become the owner of the property. At that time, Buyer shall have all rights to any monies not yet paid and to make all decisions in connection therewith.



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2.       The deposit received under paragraph II(a) shall be placed in a non-interest bearing account and shall be applied toward the purchase price. Seller has granted Buyer a "feasibility period" of 60 days from the Effective Date of the contract in which to conduct all due diligence Buyer may wish to perform. If, at the end of the 60-day feasibility period, Buyer elects not to continue with the contract, $10,000.00 of the deposit money shall be refunded to Buyer. After the 60-day feasibility period, should Buyer cancel this contract for any reason, including all contingencies but other than the default of Seller, all costs incurred by Seller in connection with the negotiation of this contract or fulfillment of Seller's obligations hereunder shall be deducted from the deposit monies and any remaining balance shall be refunded to Buyer.

3. This contract contains a feasibility period of 60 days from the effective date. The study to be conducted during the feasibility period is outlined in paragraph 10, but is hereby acknowledged by both Buyer and Seller that this Contract is NOT contingent upon the Buyer receiving any zoning approval, permits, development of regional impact approval, comprehensive plan amendment approval, Southwest Florida Water Management approval, Department of Environmental approval or any other approvals from any other entities.

4. The closing date for this Contract shall be on or before APRIL 30, 2002. That closing date shall NOT be affected by the feasibility period or any other contingencies to this Contract. If any contingencies are not met by APRIL 30, 2002, Buyer shall still be obligated to close the transaction. In the event Buyer does not close this transaction at that time, this Contract shall become null and void and the deposit shall be


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         disbursed pursuant to paragraph 2 of this Addendum. Any further extension of this contract may only be arranged by mutual agreement of both parties.

5. Seller is contemplating the sale of this property as an Internal Revenue Code Section 1031 Exchange with Seller locating "replacement property" under such code. Buyer agrees to cooperate with Seller to effectuate the acquisition of replacement property, with all additional costs attributable to the tax deferred exchange to be the responsibility of the Seller. Buyer understands that the Internal Revenue Service imposes strict time limitations on tax deferred exchanges and therefore agrees that time shall be of the essence of this agreement and any contract entered into subsequently by the parties. Buyer further understands that to carry out the intent of the Seller regarding a tax deferred exchange, certain rights and obligations of the Seller may be assigned to a Qualified Intermediary and Buyer agrees to cooperate in such assignment at no expense to Buyer.

6. The purchase price of $15,000,000.00 is based upon a price of $6,500.00 per acre with approximately 2300 acres being sold. Buyer may obtain a survey certifying the exact acreage, but the purchase price shall NOT be adjusted either up or down to reflect any per acre price, unless agreed to by both Buyer and Seller. In the event Buyer and Seller cannot agree, the purchase price shall be $15,000,000.00 for whatever amount of acreage is conveyed. Seller is to net from this closing the full purchase price of Fifteen Million ($15,000,000.00) Dollars. Buyer shall pay all commissions, closing costs, attorneys fees for both Buyer and Seller and all other costs associated with this transaction so that Seller nets Fifteen Million ($15,000,000.00) Dollars. Paragraph 1 "PRORATIONS: CREDITS" of this contract is hereby deleted in full.




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7.       This contract is subject to that certain Option Agreement entered into between Seller and Carter Burgess Company for approximately 250 acres of the subject property. The Option has two renewal periods remaining, one on February 15, 2002, and the last on June 15, 2002. Should the Option be extended on February 15, 2002, and this contract close on April 30, 2002, Seller shall assign his rights under that option to Buyer and Buyer shall be entitled to any remaining unpaid monies due thereunder. There shall be no proration of any monies received by Seller prior to closing. Buyer understands and acknowledges that should the Option Agreement be extended in February, and Buyer accept assignment of Seller's obligations thereunder in April, Buyer shall be governed by the terms of that Option Agreement and Seller makes no warranties or guarantees hereunder with respect to the property currently under option.

8. Buyer acknowledges there are billboard leases on the property. Until consummation of this contract, Seller shall have the sole and exclusive right to negotiate any and all renewals of any of the leases and receive all payments therefore. Upon consummation of this contract, any unexpired leases shall be assigned to Buyer, but there shall be no proration of any prepaid rents received by Seller prior to closing.

9. After closing, Seller shall have the sole and exclusive right to lease the property for agricultural purposes until the time it is developed. Seller shall be allowed to lease back from Buyer either all or a portion of the property for use for cattle or other agricultural uses for a period of three years with the right to renew on a year to year basis if the property is not being developed by Buyer. In that event, Seller shall pay to Buyer the sum of $7.00 per acre per year for each acre leased and the leases shall run annually. Upon termination of the



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         lease, all equipment owned by Seller shall be removed from the property. It is understood and agreed that this provision shall survive closing.

10. Buyer will, at Buyer's expense and within 60 days from the Effective Date of this contract, determine whether the property is suitable, in Buyer's sole discretion, for Buyer's intended use. During this "feasibility period," Buyer may conduct a Phase I environmental assessment and any other tests, analyses, surveys and investigations Buyer deems necessary to determine to Buyer's satisfaction the property's engineering, architectural and environmental properties; zoning and zoning restrictions; subdivision statutes: soil and grade: availability of access to public roads, water and other utilities; consistency with local, state, and regional growth management plans; availability of permits, government approvals, and licenses; and other inspections that Buyer deems appropriate to determine the property's suitability for the Buyer's intended use. If the property must be rezoned, it shall be Buyer's sole responsibility to obtain such rezoning for the appropriate governmental agencies. Seller will sign all documents Buyer is required to file in connection with development or rezoning approvals. Seller hereby grants Buyer, his agents and employees, the right to enter the property during the feasibility period for the purpose of conducting inspections; provided, however, that Buyer, its agents, contractors, employees and assigns enter the property and conduct inspections at their own risk. Buyer shall indemnify and hold Seller harmless from all losses, damages, costs, claims and expenses of any nature, including attorney's fees, expenses and liability incurred in application for rezoning or related proceedings, and from liability to any person, arising from the conduct of any and all inspections or any work done on the property in the name of Buyer. Buyer shall not engage in any activity that could result in a



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         lien being filed against the property without Seller's prior written consent. If this transaction does not close, Buyer shall, at Buyer's expense (1) repair all damage to the property resulting from the inspections and return the property to the condition it was in prior to conduct of the inspections, and (2) release to Seller all reports and other work generated as a result of the inspections.

11. Buyer shall deliver written notice to Seller three (3) days prior to the expiration of the feasibility period of Buyer's determination of whether or not the property is acceptable. Buyer's failure to comply with this notice requirement will constitute acceptance of the property as suitable for Buyer's intended use in its "as is" condition. If the property is unacceptable to Buyer and written notice of this fact is timely delivered to Seller, this contract will be deemed terminated as of the day after the feasibility period ends and Buyer's deposit, less $10,000.00 to be paid to Seller, shall be returned after Escrow Agent receives proper authorization from all interested parties.

12. Buyer hereby agrees he will not interfere with or damage any current crops, including hay or other row crops currently planted on the property, and further agrees not to interfere with any cattle operations located on the property. Buyer will keep all gates closed at all times in order to avoid any cattle or other livestock being released from the property.

13. Buyer and Seller acknowledge that the only broker or REALTOR due a commission upon the closing of this contract is Oxford Land Company. Buyer hereby acknowledges it shall be solely responsible for the payment of the commission due Oxford Land Company in the amount of three (3%) percent of the purchase price, and shall indemnify and hold Buyer harmless for same.



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This addendum, upon its execution by both parties, is herewith made an integral part of the aforementioned Contract.

                                     Bigham Hide Company, Inc.


/s/ SOLOMAN LAM                      By:/s/ ROBERT G. BIGHAM
--------------------------------        ----------------------------------------
SOLOMAN LAM, BUYER                         ROBERT G. BIGHAM, Seller

(Date) FEB. 12, 2002                 (Date) 2-7-02
       -------------------------           -------------------------------------

Social Security # ###-##-####        Tax I.D. # 59-1361466
                 ---------------               ---------------------------------





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